Exhibit 19

International Flavors & Fragrances Inc. Insider Trading Policy

I.Summary

This Insider Trading Policy (the “Policy”) is intended to promote compliance with laws that prohibit certain persons who are aware of “material non-public information” (as described below) from (i) trading in securities on the basis of such material non-public information or (ii) providing material non-public information to other persons who may trade securities on the basis of that information.

This Policy complements the Company’s Window Period Policy attached hereto as Exhibit I and the Company’s Confidential & Proprietary Information Policy.

II.Applicability & Scope

This Policy applies to every employee, officer, member of the Board of Directors of the Company and their “Related Persons” (as defined below), as well as independent contractors or consultants who have access to material non-public information (each, an “Insider”). For purposes of this Policy, a “Related Person” includes a person’s spouse, children and anyone else living in the person’s household and other entities controlled by the person.

III.Overview

U.S. securities laws regulate the sale and purchase of securities in the interest of protecting the investing public. Under the U.S. securities laws, the Company and its Insiders are responsible for ensuring that information about the Company, and any other information obtained as a result of an Insider’s relationship with the Company, are not used unlawfully in the purchase or sale of securities. It is a violation of U.S. securities laws for any person to buy or sell securities if he or she is in possession of material non-public information.
What is Material Non-Public Information?
Information is “material” if it could affect a person’s decision to buy, sell or hold securities.
Information is “non-public” if it has not been publicly disclosed. Information is considered to have been publicly disclosed only after it has been released to the public through appropriate channels (typically, by means of a widely-disseminated press release, such as through the Dow Jones “broad tape” or newswire services, or in a filing with the Securities and Exchange Commission (the “SEC”)), and only after enough time has elapsed to permit the investment community to absorb and evaluate the information.

Exhibit 19
The following are examples of material non-public information:
•unpublished operating or financial results;
•projections of future earnings or losses, or other earnings guidance, or changes to previously announced earnings guidance;
•a change in business plans, outlook or strategies;
•a pending or proposed merger, acquisition, tender offer, exchange offer, divestiture or joint venture;
•a pending or proposed restructuring, such as the closure of a significant facility;
•a sale or disposition of assets;
•a financing transaction or bank borrowing out of the ordinary course of business;
•a change in dividend policy, the declaration of a stock split, an offering of securities or the establishment of a stock repurchase program;
•a change in senior management;
•a pending or threatened litigation or regulatory action, or the resolution of a litigation or regulatory action;
•the introduction of a significant new product, process or service, including significant research and development discoveries; and
•a change to the Company’s pricing structure, the gain or loss of a significant customer, distributor, agent or supplier, the entry into a new line of business or product, or a significant new ”win” or “loss”.

The above is a representative list of material non-public information and is not the only information that could be considered as such.

I V .    General Rules

Non-Disclosure

Material non-public information must not be disclosed to anyone, including a fellow employee, family member, friend or other third party, who does not need to know such information for IFF business purposes. Each Insider has an obligation to maintain the confidentiality of such information. These obligations apply irrespective of whether such information is obtained from a director, officer, employee, independent contractor, consultant, customer, vendor or other business partner or otherwise, and they continue following the termination of an Insider’s relationship with IFF.

Trading in IFF Securities

No Insider may purchase or sell, or place a purchase or sale order, or recommend that another person purchase or sell, or place a purchase or sale order, for Company securities when such person or entity has knowledge of material non-public information concerning IFF. This includes purchases and sales of stock, cashless exercises of stock options or stock-settled appreciation rights (“SSARs”) and discretionary transactions (such as an election to increase or decrease periodic contributions in the IFF stock fund of IFF’s Retirement Investment Fund Plan(s) (401(k)).

Trading in Other IFF Securities

No Insider should place a purchase or sale order, or purchase or sell, or recommend that another person purchase or sell, the securities of another company if the Insider learns, in the course of his or her employment or otherwise, material non-public information about the other company that is likely to affect the value of those securities. This applies even to companies located outside the United States.

Exhibit 19
Tipping

All Insiders are prohibited from providing any third party with information or from recommending that such third party buy or sell securities based on material non-public information in the Insider’s possession. This is called “tipping”. Both the Insider and the third party receiving the tip could be held liable.

Short Sales

All Insiders are prohibited from effecting “short sales” of Company securities, in which the seller borrows the shares from his or her broker (who usually in turn has borrowed the shares from some other investor) and then sells them. “Sales against the box”, which involve a sale of Company securities that are owned but are not delivered after the sale, are also prohibited.

Margin Accounts and Pledging

All Insiders are prohibited from purchasing Company securities on margin, holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Hedging and Monetization Transaction

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an individual to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the individual to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as IFF’s other shareholders. Therefore, Insiders may not engage in any such transactions in connection with IFF securities.

Trading in Derivatives

All Insiders are prohibited from trading in derivatives of IFF securities, such as put and call options.

V.    Specific Prohibitions & Requirements

IFF Stock Options, SSARs, Restricted Stock and Restricted Stock Units

The exercise of employee stock options or SSARs (other than a “cashless” exercise as described below) and vesting of restricted stock or restricted stock units (“RSU’s”) are not subject to this Policy. However, except for shares of stock withheld by IFF to pay taxes, stock that was acquired upon exercise of a stock option or SSAR, or upon vesting of restricted stock or RSU’s, will be treated like any other stock, and may not be sold by an employee who possesses material non-public information.

Cashless Exercise of Stock Options or SSARs

Shares sold in a “cashless” exercise of stock options or SSARs (i.e., the simultaneous exercise of options or SSARs and sale of the underlying shares on the open market) are treated like any other sale of IFF’s shares. Consequently, no Insider may transact a “cashless” exercise under IFF’s equity award program while in possession of material non-public information.

IFF Stock Fund under the IFF Retirement Investment Fund Plan(s) (401(k))

Automatic acquisitions of IFF stock in IFF stock fund under IFF’s 401(k) plan(s) or Deferred Compensation Plan (“DCP”) based on an investment election made at a time that an Insider is not in possession of material non-public information are not subject to this Policy or, in the case of DCP, based on an investment election made during a routine annual election cycle. However, no Insider may transfer funds in or out of the IFF stock fund or modify the Insider’s investment elections relating to the IFF stock fund while in possession of material non-public information relating to IFF.

Exhibit 19
Dividend Reinvestment

Purchases of IFF securities under IFF’s reinvestment plan resulting from reinvestment of dividends paid on IFF securities are not subject to this Policy. However, no Insider may make voluntary purchases of IFF securities resulting from additional contributions in IFF’s dividend reinvestment plan while in possession of material non-public information relating to IFF.

Restrictions on “Window Policy Persons”

In accordance with IFF’s Window Period Policy, “Window Policy Persons” consist of IFF’s senior officers, employees regularly exposed to material non-public information as designated from time to time by IFF’s General Counsel, members of IFF’s Board of Directors and their Related Persons. Window Policy Persons are subject to additional restrictions on trading in IFF securities as set forth in the IFF’s Window Period Policy.

Section 16 Filer Reporting Obligations

“Section 16 Filers” have additional obligations to report all transactions relating to Company securities to the SEC on a Form 4 which must be filed no later than two (2) business days after the transaction is consummated. They also must disgorge “short- swing profits” earned from trading in such securities. In addition to obtaining the required pre-approval for trading in IFF securities under IFF’s Window Period Policy, Section 16 Filers must report each transaction in IFF securities to the General Counsel in accordance with that policy.

Rule 10b5-1 Trading Plans

A Rule 10b5-1 trading plan is a written plan that (i) is a binding agreement to buy or sell IFF securities and (ii) instructs a third person to buy or sell a specific amount of IFF securities at specific price(s) and on specific dates or a period of time. Subject to IFF’s Window Period Policy, Insiders may enter into a 10b5-1 trading plan if they are not aware of any material non-public information at such time. For more information about Rule 10b5-1 trading plans, please contact an attorney in Legal.

Individual Responsibility

Each Insider is responsible for making sure that he or she complies with this Policy. The responsibility for determining whether an individual possesses material non-public information rests with that individual. Any action on the part of IFF under this Policy does not in any way constitute legal advice or otherwise insulate an individual from liability under applicable securities laws. A breach of insider trading laws could expose an Insider to criminal fines, imprisonment and civil penalties. Violations of this Policy may constitute grounds for disciplinary action, including dismissal. Employees are required to report possible violations of this Policy to IFF’s General Counsel.

V I .    Questions

While IFF personnel are not expected to be experts on the subject of this Policy, they must be aware of and comply with the restrictions contained in this Policy. If you have any questions regarding this Policy, please contact an attorney in the Legal Department.

V I I .    Where to go for Help

If you have questions about this Policy, contact Legal at law.department@iff.com.
If you believe that someone may have violated this Policy, please contact IFF’s Global Ethics & Compliance team at compliance@iff.com. You may also report a concern or violation at iff.com/speakup.
IFF strictly forbids reprisal, retaliation, or subsequent discrimination against any person who in good faith raises a concern or reports possible misconduct.

Exhibit 19
IFF will investigate alleged misconduct in relation to this Policy in accordance with internal procedures on investigations. Any IFF Personnel who violates this Policy may be subject to disciplinary measures, up to and including termination of employment.

V I I I .    Reference Documents

The following policies and procedures provide additional guidance and direction:
•IFF Code of Conduct
•IFF Window Period Policy
•IFF Confidential Information & Trade Secret Policy

All IFF policies, procedures, and guidelines can be found in the Policies & Procedures section of IFF Connect.